ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
BioRestorative Therapies, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
Common Stock Authorized: 1,500,000,000 par value $0.001
Preferred Stock Authorized:  1,000,000 par value $0.01

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
Common Stock Authorized: 100,000,000 par value $0.001
Preferred Stock Authorized: 1,000,000 par value $0.01

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
See Annex 1 to this Certificate of Change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
No fractional shares will be issued.  Any fractional shares that result from the reverse stock split of the Common Stock shall be rounded up to the next whole number.

7. Effective date of filing: (optional)	04/15/2013 (as of the open of business) (must not be later than 90 days after the certificate is filed)
8. Signature: (required)

X /s/	/s/ President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised 3-6-09

ANNEX 1
TO
CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209
OF
BIORESTORATIVE THERAPIES, INC.

5.           The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Each fifty (50) shares of Common Stock, $.001 par value (the “Old Common Stock”), issued and outstanding or held in treasury as of the opening of business on April 15, 2013 (the “Effective Time”) shall be reclassified as, and changed into, one (1) share of Common Stock, $0.001 par value per share (the “New Common Stock”), without any action of the holders thereof.  Each certificate that as of the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled.